CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our reports dated July 25, 2013 relating to the financial statements of db X-trackers MSCI EAFE Hedged Equity Fund (DBEF), db X-trackers MSCI Brazil Hedged Equity Fund (DBBR), db X-trackers MSCI Germany Hedged Equity Fund (DBGR), db X-trackers MSCI Japan Hedged Equity Fund (DBJP), and db X-trackers MSCI Emerging Markets Hedged Equity Fund (DBEM) of DBX ETF Trust for the fiscal year ended May 31, 2013, which is incorporated by reference in this Post-Effective Amendment No. 29 to the Registration Statement (Form N-1A Nos. 333-170122 and 811-22487) of DBX ETF Trust.

New York, New York

September 26, 2013